Exhibit 99.1

Jazz Pharmaceuticals Announces Full Year and Fourth Quarter 2023 Financial Results
and Provides 2024 Financial Guidance

– Total revenues of $3.8 billion in 2023 and $1 billion in 4Q23 –
– 27% year-over-year revenue increase from combined key growth drivers:
Xywav®, Epidiolex® and Rylaze® –
– Oncology revenue surpassed $1 billion in 2023 –
– Multiple late-stage pipeline catalysts anticipated in 2024 –
– 2024 total revenue guidance reflects continued top-line growth –

DUBLIN, February 28, 2024 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and fourth quarter of 2023 and provided guidance for 2024.

"2023 was a year of continued strong execution that delivered top- and bottom-line growth and over $3.8 billion in total revenue. Sleep1 revenue exceeded $1.9 billion, Oncology revenue surpassed $1 billion and Epidiolex remains on track to deliver on its blockbuster potential, demonstrating our progress towards Vision 2025 targets. We also meaningfully advanced our late-stage pipeline and are pleased to note enrollment of the Phase 3 Zepzelca® trial in first-line small cell lung cancer has been completed,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals. “Looking to 2024, we expect double-digit percentage revenue growth across combined key growth drivers: Xywav, Epidiolex and Rylaze. We look forward to multiple near-term, late-stage pipeline catalysts and anticipate completing the rolling BLA submission for zanidatamab in second-line biliary tract cancer in the first half of 2024. We expect our disciplined capital allocation to enable investment in our key commercial growth drivers for near-term growth, in our pipeline for long-term growth and to provide flexibility for corporate development.”

Key Highlights

•Achieved first $1 billion revenue quarter.
•Key growth drivers:
◦Xywav net product sales grew 33% year-over-year; annualizing2 at $1.35 billion.
◦Epidiolex/Epidyolex® net product sales grew 15% year-over-year; annualizing2 at over $900 million.
◦Rylaze net product sales grew 40% year-over-year; annualizing2 at over $400 million.
•Initiated zanidatamab 1L BTC confirmatory trial in 1Q24.
•Multiple near-term, late-stage pipeline catalysts anticipated:
◦Completion of rolling BLA submission for accelerated approval in 2L BTC in 1H24.
◦Top-line PFS data from zanidatamab in Phase 3 1L GEA targeted for late 2024.
◦Suvecaltamide top-line data from Phase 2b trial in ET in late 1H24.
◦Top-line data from Epidyolex Phase 3 trial in Japan in 2H24.
◦Top-line data from Zepzelca 1L SCLC Phase 3 trial at the end of 2024 or early 2025.
•The Company will host a virtual zanidatamab R&D Day on Tuesday, March 19, 2024.
•2024 total revenue guidance of $4.0 to $4.2 billion, 7% top-line growth at the mid-point.
•Total revenue guidance is underpinned by expectations of continued growth in net sales of Xywav in IH, Epidiolex/Epidyolex, our Oncology therapeutic area, and royalties on net sales of authorized generics of Xyrem® offset by a continued decline in net sales of Xyrem.

1 Total Sleep revenue includes: Xywav, branded Xyrem and high-sodium authorized generic royalty revenues.
2 Based on 4Q23 net product sales.

Business Updates

Key Commercial Products
Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 33% to $1,273.0 million in 2023 and increased 20% to $337.0 million in 4Q23 compared to the same periods in 2022.
•As the only low-sodium oxybate and the only therapy approved to treat IH, expect Xywav to remain the oxybate of choice.
•There were approximately 12,300 active Xywav patients exiting 4Q23.
•Results from the real-world TENOR study were published in Sleep Medicine. The most common reason cited for switching to Xywav was long-term health benefits due to lower sodium content of Xywav.
•A review of scientific evidence was published in Neurology and Therapy showing oxybate regimens impart substantial and highly similar medical benefit on subjective and objective measures of sleep and daytime function regardless of dosing.

Xywav for Narcolepsy:
•There were approximately 9,525 narcolepsy patients taking Xywav exiting 4Q23.

Xywav for Idiopathic Hypersomnia (IH):
•There were approximately 2,775 IH patients taking Xywav exiting 4Q23.

Xyrem (sodium oxybate) oral solution:
•Xyrem net product sales decreased 44% to $569.7 million in 2023 and decreased 57% to $106.7 million in 4Q23 compared to the same periods in 2022.

High-Sodium Oxybate Authorized Generic (AG) Royalties:
•Royalties from high-sodium oxybate AGs were $75.9 million in 2023 and $39.4 million in 4Q23.
•The Company expects high-sodium oxybate AG royalty revenue to exceed $200 million in 2024, which reflects an increase in the fixed-rate royalty structures of the AG agreements in 2024.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 15% to $845.5 million in 2023 and increased 16% to $240.6 million in 4Q23 compared to the same periods in 2022.
•Outside of the U.S., Epidyolex is approved in more than 35 countries with additional launches and reimbursement anticipated through the end of 2024.
•Long-term and real-world data of treatment-resistant epilepsy were presented at AES 2023:
◦Data from long-term Expanded Access Program study demonstrated Epidiolex was associated with a sustained reduction in treatment-resistant, focal-onset seizures through 144 weeks.
◦Interim results from the BECOME-TSC survey of caregivers of patients with tuberous sclerosis complex (TSC) demonstrated improved day-to-day function, cognition, language and communication and emotional and social function in patients.

Rylaze/Enrylaze® (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze net product sales increased 40% to $394.2 million in 2023 and increased 26% to $101.7 million in 4Q23 compared to the same periods in 2022.
•Initiated European rolling launch of Enrylaze (JZP458; a recombinant Erwinia asparaginase or crisantaspase), marketed as Rylaze in the U.S. and Canada, in 4Q23.

Zepzelca (lurbinectedin):
•Zepzelca net product sales increased 7% to $289.5 million in 2023 and increased 3% to $74.0 million in 4Q23 compared to the same periods in 2022.

•Enrollment in the Phase 3 trial evaluating first-line (1L) use of Zepzelca in combination with Tecentriq® (atezolizumab) in small cell lung cancer, in partnership with Roche, is complete; expect top-line progression-free survival (PFS) data readout at the end of 2024 or early 2025.

Key Pipeline Highlights
Zanidatamab:
•Initiated the zanidatamab rolling biologics license application (BLA) submission in 4Q23 for accelerated approval in second-line (2L) biliary tract cancer (BTC) and expect to complete the rolling submission 1H24.
•Initiated confirmatory trial in 1L metastatic BTC, where there remains unmet patient need, in 1Q24.
•The pivotal HERIZON-GEA-01 trial, evaluating zanidatamab in 1L gastroesophageal adenocarcinoma (GEA), is ongoing and the Company is targeting top-line PFS data in late 2024. The Company increased enrollment in the trial from 714 to 918 to improve statistical power for overall survival analysis, while maintaining PFS top-line readout.
•Data presented at SABCS in heavily pretreated patients with HER2+/HR+ metastatic breast cancer demonstrated 67% PFS at six months with a median PFS of 12 months.
•In addition to achieving clinically meaningful improvements, data presented at the ASCO Gastrointestinal Cancers Symposium in January 2024 demonstrated that patients who responded to zanidatamab also reported improved quality of life with less pain interference in the Phase 2b HERIZON-BTC-01 trial.

Suvecaltamide (JZP385):
•Patient enrollment is ongoing in the Phase 2b essential tremor (ET) trial; top-line data readout is anticipated late 1H24.
•A Phase 2 trial in patients with Parkinson's disease tremor is ongoing.

JZP898:
•Initiated a Phase 1 first-in-human clinical trial in solid tumors in 4Q23.

Corporate Development
KRAS Inhibitor Program Agreement:
•In February 2024, the Company acquired Redx Pharma's KRAS inhibitor program, which includes G12D selective and pan-KRAS molecules, further expanding Jazz's early-stage oncology pipeline.

Ion Channel Targets Agreement:
•In November 2023, the Company and Autifony announced an exclusive global license and collaboration agreement to discover and develop drug candidates for two different ion channel targets associated with neurological disorders.

Continued Repurchases under Previously Announced $1.5 Billion Share Repurchase Program

The Company continued repurchases of its ordinary shares on the open market in the fourth quarter of 2023 as part of its previously authorized and announced share repurchase program. As of December 31, 2023, approximately $161 million remained available and authorized for share repurchases, after the purchase of approximately $100 million of shares during the fourth quarter of 2023. The timing and amount of repurchases under the program will depend on a variety of factors, including the price of the Company’s ordinary shares, alternative investment opportunities, restrictions under the Company’s credit agreement, corporate and regulatory requirements and market conditions.

Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2023	2022	2023	2022
Total revenues	$1,011,935	$972,123	$3,834,204	$3,659,374
GAAP net income (loss)	$94,154	$(240,724)	$414,832	$(224,060)
Non-GAAP adjusted net income (loss)	$345,286	$(4,239)	$1,295,824	$933,598
GAAP earnings (loss) per share	$1.42	$(3.82)	$6.10	$(3.58)
Non-GAAP adjusted EPS	$5.02	$(0.07)	$18.29	$13.20

GAAP net income for 2023 was $414.8 million, or $6.10 per diluted share, compared to a GAAP net loss of $(224.1) million, or $(3.58) per diluted share, for 2022. GAAP net income for 4Q23 was $94.2 million, or $1.42 per diluted share, compared to a GAAP net loss of $(240.7) million, or $(3.82) per diluted share, for 4Q22.
Non-GAAP adjusted net income for 2023 was $1,295.8 million, or $18.29 per diluted share, compared to $933.6 million, or $13.20 per diluted share, for 2022. Non-GAAP adjusted net income for 4Q23 was $345.3 million, or $5.02 per diluted share, compared to a Non-GAAP adjusted net loss of $(4.2) million, or $(0.07) per diluted share, for 4Q22.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Xywav	$337,019	$281,384	$1,272,977	$958,425
Xyrem	106,721	247,496	569,730	1,020,453
Epidiolex/Epidyolex	240,622	206,998	845,468	736,398
Sativex	5,137	4,721	19,668	16,825
Sunosi[1]	—	—	—	28,844
Total Neuroscience	689,499	740,599	2,707,843	2,760,945
Rylaze	101,747	80,972	394,226	281,659
Zepzelca	74,010	71,969	289,533	269,912
Defitelio/defibrotide	51,083	40,653	184,000	194,290
Vyxeos	46,912	30,266	147,495	127,980
Total Oncology	273,752	223,860	1,015,254	873,841
Other	4,088	3,067	13,846	6,643
Product sales, net	967,339	967,526	3,736,943	3,641,429
High-sodium oxybate AG royalty revenue	39,387	—	75,918	—
Other royalty and contract revenues	5,209	4,597	21,343	17,945
Total revenues	$1,011,935	$972,123	$3,834,204	$3,659,374
___________________________
1.Divestiture of Sunosi U.S. was completed in May 2022.

Total revenues increased 5% in 2023 and 4% in 4Q23 compared to the same periods in 2022.
•Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, of $2,783.8 million in 2023 and $728.9 million in 4Q23, was broadly in line with the same periods in 2022 and included increased Xywav and Epidiolex/Epidyolex net product sales, offset by decreased Xyrem revenues, reflecting the strong adoption of Xywav by existing Xyrem patients and the impact of high-sodium oxybate competition. High-sodium oxybate AG royalty revenue relates primarily to royalty revenue received from Hikma Pharmaceuticals plc on net sales of a high-sodium oxybate AG product.
•Oncology net product sales increased 16% in 2023 and 22% in 4Q23 compared to the same periods in 2022, primarily driven by the continued growth in Rylaze product sales, which increased 40% to $394.2 million in 2023 and increased 26% to $101.7 million in 4Q23 compared to the same periods in 2022.

Operating Expenses and Effective Tax Rate

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2023	2022	2023	2022
GAAP:
Cost of product sales	$107,243	$167,364	$435,577	$540,517
Gross margin	88.9%	82.7%	88.3%	85.2%
Selling, general and administrative	$396,034	$383,203	$1,343,105	$1,416,967
% of total revenues	39.1%	39.4%	35.0%	38.7%
Research and development	$216,608	$172,555	$849,658	$590,453
% of total revenues	21.4%	17.8%	22.2%	16.1%
Acquired in-process research and development	$18,000	$375,000	$19,000	$444,148
Intangible asset impairment charge	$—	$—	$—	$133,648
Income tax benefit	$(33,089)	$(100,042)	$(119,912)	$(158,645)
Effective tax rate [1]	(53.8)%	29.4%	(40.2)%	42.6%
_________________________

1.The GAAP effective tax rate decreased for the three months and the year ended December 31, 2023 compared to the same periods in 2022, primarily due to the impact of payments made for acquired in-process research and development (IPR&D) in 2022. The year ended December 31, 2022 was also impacted by the recognition of the nabiximols impairment charge, partially offset by the change in income mix across jurisdictions.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2023	2022	2023	2022
Non-GAAP adjusted:
Cost of product sales	$71,238	$93,386	$269,079	$251,941
Gross margin	92.6%	90.3%	92.8%	93.1%
Selling, general and administrative	$300,520	$319,763	$1,110,948	$1,134,703
% of total revenues	29.7%	32.9%	29.0%	31.0%
Research and development	$201,107	$160,105	$784,811	$521,085
% of total revenues	19.9%	16.5%	20.5%	14.2%
Acquired in-process research and development	$18,000	$375,000	$19,000	$444,148
Income tax expense (benefit)	$20,475	$(43,301)	$93,260	$94,695
Effective tax rate[1]	5.6%	92.6%	6.7%	9.1%
_________________________
1.The non-GAAP effective tax rate decreased for the three months ended December 31, 2023 compared to the same period in 2022, primarily due to the impact of payments made for acquired IPR&D in 2022.

Changes in operating expenses in 2023 and 4Q23 over the prior year periods are primarily due to the following:
•Cost of product sales decreased in 2023 and 4Q23 compared to the same periods in 2022, on a GAAP basis, primarily due to lower acquisition accounting inventory fair value step-up expense and the impact of an expense in 2022 for past royalties payable under a settlement agreement with Otsuka Pharmaceutical Co., Ltd, or the Otsuka past royalty expense, partially offset by changes in product mix. Cost of product sales, on a non-GAAP adjusted basis, increased in 2023 compared to the same period in 2022 primarily due to changes in product mix, partially offset by the Otsuka past royalty expense and decreased in 4Q23 compared to the same period in 2022 primarily due to the Otsuka past royalty expense, partially offset by changes in product mix.
•Selling, general and administrative (SG&A) expenses, on a GAAP basis, decreased in 2023 compared to the same period in 2022, primarily due to the loss on disposal of Sunosi, restructuring costs and GW related integration costs incurred in 2022, together with a reduction in costs related to program terminations, partially offset by an impairment of facility assets in 2023. SG&A expenses, on a GAAP and on a non-GAAP adjusted basis, in 2023 included lower compensation-related expenses compared to 2022. SG&A expenses, on a GAAP basis, increased in 4Q23 compared to the same period in 2022, primarily due to an impairment of facility assets in 4Q23, offset by costs related to program terminations incurred in 2022. SG&A expenses, on a GAAP and on a non-GAAP adjusted basis, in 4Q23 included lower compensation-related and litigation expenses compared to 4Q22.
•Research and development (R&D) expenses increased in 2023 and 4Q23 compared to the same periods in 2022, on a GAAP and on a non-GAAP adjusted basis, primarily due to the inclusion of costs related to zanidatamab, as well as our other key pipeline programs.
•Acquired IPR&D expense in 4Q23 and 2023, on a GAAP and on a non-GAAP adjusted basis, primarily related to an upfront payment made in connection with our licensing and collaboration agreement with Autifony Therapeutics Limited. Acquired IPR&D expense in 4Q22, on a GAAP and on a non-GAAP adjusted basis, related to payments of $375.0 million to Zymeworks Inc., in connection with our licensing and collaboration agreement. Acquired IPR&D expense in 2022, on a GAAP and on a non-GAAP adjusted basis, also included upfront payments of $50.0 million to Sumitomo Pharma Co., Ltd in relation to our licensing agreement and $15.0 million to Werewolf Therapeutics, Inc., in connection with our licensing and collaboration agreement.
•The intangible asset impairment charge in 2022, on a GAAP basis, related to the discontinuation of our nabiximols program.

Cash Flow and Balance Sheet
As of December 31, 2023, cash, cash equivalents and investments were $1.6 billion, and the outstanding principal balance of the Company’s long-term debt was $5.8 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500.0 million. For the year ended December 31, 2023, the Company generated $1,092.0 million of cash from operations reflecting strong business performance and continued financial discipline.

2024 Financial Guidance
Jazz Pharmaceutical's full year 2024 financial guidance is as follows:

(In millions)	Guidance
Revenues	$4,000 - $4,200
–Neuroscience (includes royalties from high-sodium oxybate AG)	$2,800 - $2,950
–Oncology	$1,120 - $1,220

(In millions, except per share amounts and percentages)	GAAP	Non-GAAP
Gross margin %	89%	93%[1,6]
SG&A expenses	$1,346 - $1,426	$1,170 - $1,230[2,6]
SG&A expenses as % of total revenues	32% - 36%	28% - 31%
R&D expenses	$877 - $935	$800 - $850[3,6]
R&D expenses as % of total revenues	21% - 23%	19% - 21%
Effective tax rate	(22)% - (3)%	10% - 13%[4,6]
Net income	$385 - $530	$1,275 - $1,350[6]
Net income per diluted share[5]	$5.80 - $7.70	$18.15 - $19.35[6]
Weighted-average ordinary shares used in per share calculations[5]	71	71
___________________________
1.Excludes $125-$145 million of amortization of acquisition-related inventory fair value step-up and $17-$19 million of share-based compensation expense.
2.Excludes $176-$196 million of share-based compensation expense.
3.Excludes $77-$85 million of share-based compensation expense.
4.Excludes 32%-16% from the GAAP effective tax rate of (22)%-(3)% relating to the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 10%-13%.
5.Diluted EPS calculations for 2024 include an estimated 6.4 million shares related to the assumed conversion of the 2.00% exchangeable senior notes due 2026, or the 2026 Notes, and the associated interest expense add-back to net income of $20 million and $18 million, on a GAAP and on a non-GAAP adjusted basis, respectively, under the "if converted" method.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2024 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. GMT) to provide a business and financial update and discuss its 2023 full year and 4Q23 results and 2024 guidance.
Audio webcast/conference call:
U.S. Dial-In Number: +1 888 350 4423
Ireland Dial-In Number: +353 1800 943 926
Additional global dial-in numbers are available here.
Passcode: 6907242

Interested parties may access the live audio webcast via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases—often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines, including leading therapies for sleep disorders and epilepsy, and a growing portfolio of cancer treatments. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics in oncology and neuroscience. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line item components exclude from GAAP reported net income (loss) (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts' ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2024 financial guidance and the Company’s expectations related thereto and anticipated catalysts; the Company’s expectations for total revenue and Oncology revenue growth in 2024 and anticipated product sales; expectations of continued growth in net sales of Xywav, Epidiolex/Epidyolex and the oncology portfolio; the blockbuster potential of Epidiolex/Epidyolex and its significant additional growth opportunities; the Company's expectations to executing multiple Epidyolex launches through 2024; expectations with respect to royalties from AGs; the Company's ability to achieve Vision 2025 and the Company’s progress related thereto; the Company’s development, regulatory and commercialization strategy; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto, including the ability to deliver multiple late-stage data readouts by the end of 2025, expectations to complete a rolling BLA submission for zanidatamab for BTC in the first half of 2024 and top line data from a Phase 3 trial of Epidyolex for Dravet syndrome, Lennox-Gastaut syndrome and TSC in Japan in the second half of 2024; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates and the potential regulatory path related thereto; expectations that Xywav will remain the oxybate of choice; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s expectation of meaningful growth as part of its Vision 2025; growing and diversifying the Company’s revenue, investing in its pipeline of novel therapies, and delivering innovative therapies for patients and the potential benefits of such therapies; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals; the timing and amount of repurchases of the Company's ordinary shares; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of and revenue from Xywav, Rylaze and Epidiolex/Epidyolex and other marketed products; Epidiolex realizing its blockbuster potential; the introduction of new products into the U.S. market that compete with, or otherwise disrupt the market for the Company's products and product candidates; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation and recent and potential banking disruptions; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection and exclusivity for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its corporate development transactions and its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; restrictions on repurchases of capital stock; the timing and availability of alternative investment opportunities; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2022 as supplemented by its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and future filings and reports by the Company including the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Other risks and uncertainties of which the Company is not currently aware may also affect the Company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Product sales, net	$967,339	$967,526	$3,736,943	$3,641,429
Royalties and contract revenues	44,596	4,597	97,261	17,945
Total revenues	1,011,935	972,123	3,834,204	3,659,374
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	107,243	167,364	435,577	540,517
Selling, general and administrative	396,034	383,203	1,343,105	1,416,967
Research and development	216,608	172,555	849,658	590,453
Intangible asset amortization	151,553	137,387	608,284	599,169
Acquired in-process research and development	18,000	375,000	19,000	444,148
Intangible asset impairment charge	—	—	—	133,648
Total operating expenses	889,438	1,235,509	3,255,624	3,724,902
Income (loss) from operations	122,497	(263,386)	578,580	(65,528)
Interest expense, net	(70,324)	(74,125)	(289,438)	(288,242)
Foreign exchange gain (loss)	9,353	(2,482)	8,787	(19,014)
Income (loss) before income tax benefit and equity in loss of investees	61,526	(339,993)	297,929	(372,784)
Income tax benefit	(33,089)	(100,042)	(119,912)	(158,645)
Equity in loss of investees	461	773	3,009	9,921
Net income (loss)	$94,154	$(240,724)	$414,832	$(224,060)

Net income (loss) per ordinary share:
Basic	$1.50	$(3.82)	$6.55	$(3.58)
Diluted	$1.42	$(3.82)	$6.10	$(3.58)
Weighted-average ordinary shares used in per share calculations - basic	62,578	63,052	63,291	62,539
Weighted-average ordinary shares used in per share calculations - diluted	69,673	63,052	72,066	62,539

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,506,310	$881,482
Investments	120,000	—
Accounts receivable, net of allowances	705,794	651,493
Inventories	597,039	714,061
Prepaid expenses	185,476	91,912
Other current assets	320,809	267,192
Total current assets	3,435,428	2,606,140
Property, plant and equipment, net	169,646	228,050
Operating lease assets	65,340	73,326
Intangible assets, net	5,418,039	5,794,437
Goodwill	1,753,130	1,692,662
Deferred tax assets, net	477,834	376,247
Deferred financing costs	6,478	9,254
Other non-current assets	67,464	55,139
Total assets	$11,393,359	$10,835,255
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102,750	$90,758
Accrued liabilities	793,914	803,255
Current portion of long-term debt	604,954	31,000
Income taxes payable	35,074	7,717
Deferred revenue	—	463
Total current liabilities	1,536,692	933,193
Long-term debt, less current portion	5,107,988	5,693,341
Operating lease liabilities, less current portion	59,225	71,838
Deferred tax liabilities, net	847,706	944,337
Other non-current liabilities	104,751	106,812
Total shareholders’ equity	3,736,997	3,085,734
Total liabilities and shareholders’ equity	$11,393,359	$10,835,255

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$1,092,007	$1,271,977
Net cash used in investing activities	(163,062)	(446,230)
Net cash used in financing activities	(305,254)	(529,491)
Effect of exchange rates on cash and cash equivalents	1,137	(6,222)
Net increase in cash and cash equivalents	$624,828	$290,034

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	Net Income	Diluted EPS	Net Loss	Diluted EPS	Net Income	Diluted EPS	Net Income (Loss)	Diluted EPS
GAAP reported[1]	$94,154	$1.42	$(240,724)	$(3.82)	$414,832	$6.10	$(224,060)	$(3.58)
Intangible asset amortization	151,553	2.18	137,387	2.18	608,284	8.44	599,169	8.25
Share-based compensation expense	52,941	0.76	61,767	0.98	226,841	3.15	218,194	3.01
Acquisition accounting inventory fair value step-up	32,352	0.46	70,203	1.11	151,446	2.10	273,392	3.77
Restructuring and other costs[2]	61,727	0.89	19,681	0.31	85,215	1.18	77,306	1.06
Non-cash interest expense[3]	6,123	0.09	5,971	0.10	22,378	0.31	37,973	0.52
Intangible asset impairment charge[4]	—	—	—	—	—	—	133,648	1.84
(Income) costs related to disposal of a business[5]	—	—	(1,783)	(0.03)	—	—	47,756	0.66
Transaction and integration related expenses[6]	—	—	—	—	—	—	23,560	0.32
Income tax effect of above adjustments	(53,564)	(0.77)	(56,741)	(0.90)	(213,172)	(2.95)	(253,340)	(3.49)
Effect of assumed conversion of Exchangeable Senior Notes	—	(0.01)	—	—	—	(0.04)	—	0.84
Non-GAAP adjusted[1]	$345,286	$5.02	$(4,239)	$(0.07)	$1,295,824	$18.29	$933,598	$13.20
Weighted-average ordinary shares used in diluted per share calculations - GAAP	69,673		63,052		72,066		62,539
Dilutive effect of Exchangeable Senior Notes[1]	—		—		—		9,044
Dilutive effect of employee equity incentive and purchase plans	—		—		—		1,025
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	69,673		63,052		72,066		72,608
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Diluted EPS was calculated using the “if-converted” method in relation to the 1.50% exchangeable senior notes due 2024, or the 2024 Notes and the 2026 Notes, which we refer to collectively as the Exchangeable Senior Notes. In August 2023, we made an irrevocable election to fix the settlement method for exchanges of the 2024 Notes to a combination of cash and ordinary shares of the Company with a specified cash amount per $1,000 principal amount of the 2024 Notes of $1,000. As a result, the assumed issuance of ordinary shares upon exchange of the 2024 Notes has only been included in the calculation of diluted net income per ordinary share, on a GAAP and on a non-GAAP adjusted basis, in the year ended December 31, 2023 up to the date the irrevocable election was made. GAAP reported net income per diluted share for the three months and year ended December 31, 2023 included 6.4 million shares and 8.0 million shares, respectively, related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to GAAP net income of $4.9 million and $24.9 million, respectively. There was no impact on GAAP reported net loss per diluted share for the three months and year ended December 31, 2022, as the Exchangeable Senior Notes were anti-dilutive. Non-GAAP adjusted net income per diluted share for the three months and year ended December 31, 2023 included 6.4 million shares and 8.0 million shares, respectively, related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to non-GAAP adjusted net income of $4.4 million and $22.2 million, respectively. There was no impact on non-GAAP adjusted net loss per diluted share for the three months ended December 31, 2022, as the Exchangeable Senior Notes were anti-dilutive. Non-GAAP adjusted net income per diluted share for the year ended December 31, 2022 included 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to non-GAAP adjusted net income of $25.2 million.
2.Includes costs related to the impairment of facility assets, program terminations and restructuring.
3.Non-cash interest expense associated with debt issuance costs.
4.Intangible asset impairment charge related to the IPR&D asset impairment following the discontinuation of our nabiximols program.
5.Loss on disposal of Sunosi to Axsome Therapeutics Inc. and associated costs.
6.Transaction and integration expenses related to the acquisition of GW Pharmaceuticals plc.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED DECEMBER 31, 2023 and 2022
(In thousands, except percentages)
(Unaudited)

	Three months ended December 31, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate(1)
GAAP Reported	$107,243	88.9%	$396,034	$216,608	$151,553	$70,324	$(33,089)	(53.8)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(151,553)	—	—	—
Share-based compensation expense	(3,653)	0.4	(33,787)	(15,501)	—	—	—	—
Acquisition accounting inventory fair value step-up	(32,352)	3.3	—	—	—	—	—	—
Restructuring and other costs	—	—	(61,727)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(6,123)	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	53,564	59.4
Total of non-GAAP adjustments	(36,005)	3.7	(95,514)	(15,501)	(151,553)	(6,123)	53,564	59.4
Non-GAAP Adjusted	$71,238	92.6%	$300,520	$201,107	$—	$64,201	$20,475	5.6%

	Three months ended December 31, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax benefit	Effective tax rate(1)
GAAP Reported	$167,364	82.7%	$383,203	$172,555	$137,387	$375,000	$74,125	$(100,042)	29.4%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(137,387)	—	—	—	—
Share-based compensation expense	(3,835)	0.4	(43,875)	(14,057)	—	—	—	—	—
Income related to the disposal of a business	—	—	1,783	—	—	—	—	—	—
Restructuring and other costs	60	—	(21,348)	1,607	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(5,971)	—	—
Acquisition accounting inventory fair value step-up	(70,203)	7.2	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	56,741	63.2
Total of non-GAAP adjustments	(73,978)	7.6	(63,440)	(12,450)	(137,387)	—	(5,971)	56,741	63.2
Non-GAAP Adjusted	$93,386	90.3%	$319,763	$160,105	$—	$375,000	$68,154	$(43,301)	92.6%
__________________________
(1)The GAAP and non-GAAP effective tax rate decreased in the three months ended December 31, 2023 compared to the same period in 2022, primarily due to the impact of payments made for acquired IPR&D in 2022.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE YEAR ENDED DECEMBER 31, 2023 and 2022
(In thousands, except percentages)
(Unaudited)

	Year ended December 31, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$435,577	88.3%	$1,343,105	$849,658	$608,284	$19,000	$289,438	$(119,912)	(40.2)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(608,284)	—	—	—	—
Share-based compensation expense	(15,052)	0.4	(146,942)	(64,847)	—	—	—	—	—
Restructuring and other costs	—	—	(85,215)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(22,378)	—	—
Acquisition accounting inventory fair value step-up	(151,446)	4.1	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	213,172	46.9
Total of non-GAAP adjustments	(166,498)	4.5	(232,157)	(64,847)	(608,284)	—	(22,378)	213,172	46.9
Non-GAAP Adjusted	$269,079	92.8%	$1,110,948	$784,811	$—	$19,000	$267,060	$93,260	6.7%

	Year ended December 31, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Intangible asset impairment charge	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$540,517	85.2%	$1,416,967	$590,453	$599,169	$444,148	$133,648	$288,242	$(158,645)	42.6%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(599,169)	—	—	—	—	—
Share-based compensation expense	(12,416)	0.3	(148,726)	(57,052)	—	—	—	—	—	—
Intangible asset impairment charge	—	—	—	—	—	—	(133,648)	—	—	—
Costs related to the disposal of a business	—	—	(47,756)	—	—	—	—	—	—	—
Restructuring and other costs	(2,299)	0.1	(64,723)	(10,284)	—	—	—	—	—	—
Transaction and integration related costs	(469)	—	(21,059)	(2,032)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	—	(37,973)	—	—
Acquisition accounting inventory fair value step-up	(273,392)	7.5	—	—	—	—		—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	—	253,340	(33.5)
Total of non-GAAP adjustments	(288,576)	7.9	(282,264)	(69,368)	(599,169)	—	(133,648)	(37,973)	253,340	(33.5)
Non-GAAP Adjusted	$251,941	93.1%	$1,134,703	$521,085	$—	$444,148	$—	$250,269	$94,695	9.1%
__________________________
(1)The GAAP effective tax rate decreased in the year ended December 31, 2023 compared to the same period in 2022, primarily due to the impact of payments made for acquired IPR&D in 2022 and the nabiximols impairment charge, which was recognized in 2022, partially offset mix of pre-tax income and losses across tax jurisdictions.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2024 NET INCOME AND DILUTED EPS GUIDANCE
(In millions, except per share amounts)
(Unaudited)

	Net Income	Diluted EPS
GAAP guidance	$385 - $530	$5.80 - $7.70
Intangible asset amortization	605 - 645	8.55 - 9.15
Acquisition accounting inventory fair value step-up	125 - 145	1.75 - 2.05
Share-based compensation expense	270 - 300	3.80 - 4.25
Non-cash interest expense	20 - 30	0.30 - 0.40
Income tax effect of above adjustments	(205) - (225)	(2.90) - (3.20)
Effect of assumed conversion of 2026 Notes	-	(0.05)
Non-GAAP guidance	$1,275 - $1,350	$18.15 - $19.35

Weighted-average ordinary shares used in per share calculations - GAAP and non-GAAP	71

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948